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                                                 Exhibit 11

                  Motorola, Inc. and Consolidated Subsidiaries
   Primary and Fully Diluted Earnings Per Common and Common Equivalent Share
                    (In millions, except per share amounts)

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                                                  FOR THE YEARS ENDED
                                            --------------------------------
                                               Dec. 31,           Dec. 31,
                                                 1995               1994
                                            --------------------------------

Net Income                                    $ 1,781             $ 1,560
Add:
Interest on Zero coupon notes due
    2009 and 2013, net of tax and
    effect of executive incentive and
    employee profit sharing plans                   7                  12
                                               -------             -------
Adjusted net income                           $ 1,788             $ 1,572

EARNINGS PER COMMON AND COMMON
         EQUIVALENT SHARE - PRIMARY:
-------------------------------------
Weighted average common shares
    outstanding                                 589.7               564.9
Common equivalent shares:
    Stock options                                12.8                13.4
    Zero coupon notes due 2009 and 2013           7.2                13.4
                                               -------             -------
Common and common equivalent
    shares-primary (in millions)                609.7               591.7
                                               -------             -------
Net earnings per share - primary              $  2.93             $  2.66
                                               -------             -------
                                               -------             -------

EARNINGS PER COMMON AND COMMON
         EQUIVALENT SHARE - FULLY DILUTED:
------------------------------------------
Weighted average common shares
    outstanding                                 589.7               564.9
Common equivalent shares:
    Stock options                                12.9                14.4
    Zero coupon notes due 2009 and 2013           7.2                13.4
                                               -------             -------
Common and common equivalent
    shares-fully diluted (in millions)          609.8               592.7
                                               -------             -------
Net earnings per share - fully diluted        $  2.93             $  2.65
                                               -------             -------
                                               -------             -------
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